EXHIBIT 99.1

SOURCE: The Sagemark Companies Ltd.

PRESS RELEASE
TRADING SYMBOL: SKCO

                        SAGEMARK CLOSES PRIVATE PLACEMENT
                  Poised to expand PET imaging center portfolio

         NEW YORK, NY- January 18, 2005 - The Sagemark Companies Ltd. announced today that it consummated the final closing of a private placement of shares of its common stock and warrants to purchase shares of its common stock with gross proceeds totaling $7,500,000. The New York investment bank Joseph Stevens & Company, Inc. acted as the placement agent for the private placement.

         "This funding provides the Company with the opportunity to enhance shareholder value through the aggressive expansion of the Company's positron emission tomography (PET) imaging center portfolio" stated Ted Shapiro, President and Chief Executive Officer of The Sagemark Companies Ltd.

         PET is an advanced non-invasive medical diagnostic imaging technology currently utilized for detection of certain cancers, cardiac viability and neurological disorders that enables physicians to accurately diagnose life threatening diseases earlier than ever before, obviating unnecessary diagnostic or invasive surgical procedures.

         "PET saves time. PET saves money. But, more importantly, PET saves lives. This funding will allow us to provide life saving technology while simultaneously rewarding shareholder loyalty. We look forward to pursuing the development of a significant number of new PET imaging centers this year" stated Stephen A. Schulman, M.D., President and Chief Executive Officer of the Company's wholly owned subsidiary Premier PET Imaging International, Inc.

         The private placement was made exclusively to accredited investors in a private transaction under Regulation D exempt from the registration requirements of the Securities Act of 1933, as amended. The private placement is described in greater detail in the Company's current Report on Form 8-K filed with the Securities and Exchange Commission concurrently with the issuance of this press release.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

         Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other important factors that could cause actual results in future periods to differ materially from those results projected in such forward looking statements include, but are not limited to, risks associated with new technology development, government regulations and access to required financing and working capital. Those and other risks that could cause actual results in future periods to differ materially from those results forecasted in the forward-looking statements are more fully described in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the U.S. Securities & Exchange Commission via its web site at www.sec.gov. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.
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Contact: Ted Shapiro, President & CEO
The Sagemark Companies Ltd.
Phone (212) 554-4219